Exhibit 4.1

Registration Rights Agreement

This is the Registration Rights Agreement by and between PEN Inc., a Delaware corporation (the “Company”) and PEN Comeback LLC, a Michigan limited liability company (“Investor”), dated October 16, 2018.

1. Registrations Rights. If the exercise by the Investor of either the First Round Warrants or the warrants issued under the Warrant Options provides proceeds to the Company of $1 million or more, then the Investor shall have the right to demand that the Company effect one registration under the Securities Act of all or a portion of the Shares purchased under its Subscription Agreement of even date with this Agreement and shares acquired pursuant to the Securities Offered (the “Registrable Shares”). The demand for registration shall be in writing and will specify the number of Registrable Shares to be registered and the intended method for disposition of the shares. The registration shall be accomplished in accordance with the provisions of the Registration Procedures set forth in Annex A. The terms “First Round Warrants,” “Warrant Options,” and “Securities Offered” have the meaning given those terms in the Subscription Agreement between Investor and the Company of even date with this Agreement.

2. Waiver of Jury Trial. THE INVESTOR IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING UNDER, OR ARISING OUT OF THE TRANSACTIONS CONTEMPLATED BY, THIS AGREEMENT.

3. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to its principles of conflicts of laws.

4. Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement. Facsimile, “PDF” or other electronic transmission, execution or delivery of this Agreement or a counterpart thereof is legal, valid and binding.

5. Notices. All notices and other communications under this Agreement will be (i) in writing, (ii) sent to to the address as most recently specified by notice to the other party, (iii) will be duly given upon receipt if delivered personally or on the 2d business day after deposit with a national overnight delivery service, postage pre-paid with next day delivery guaranteed, (iv) confirmed by an e-mail to each person to whom the communication was addressed with a copy of the communication sent.

6. Entire Agreement, Waiver, Amendment. This Agreement is the entire agreement between Investor and the Company with respect to registration of securities of the Company. This Agreement may not be modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom any waiver, change, discharge or termination is sought.

7. Binding Effect. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

8. Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

Name:	PEN Comeback, LLC
By:	PEN Comeback Manager, LLC, its Manager

By	/s/ Tom J Berman
Name:	Tom J. Berman, Manager

PEN Inc.

By	/s/ Scott E Rickert
Scott E. Rickert, Chairman & CEO

Annex A to Exhibit 4.1

Registration Procedures

A1. Company Obligations. PEN Comeback, LLC (the “LLC”) may demand one registration under Section 16 of its Subscription Agreement and upon receipt of the written request from the LLC the Company will, as expeditiously as possible:

a.	prepare and file with the Securities and Exchange Commission a registration statement with respect to the Registrable Shares identified in the demand on any form selected by counsel for the Company that is available for the sale of the Registrable Shares by the intended method of distribution and use commercially reasonable efforts including the preparation and filing of amendments and supplements to the registration statement and the prospectus used in connection therewith to cause the registration statement to become effective and remain effective for a period of not less than 90 days (or for a shorter period as required for the actual sale of the shares registered).

b.	if requested, furnish to the LLC and underwriter, if any, within a reasonable period of time prior to filing any registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to one counsel selected by LLC copies of all the documents proposed to be filed, which documents will be subject to review of such counsel and the Company shall use all reasonable efforts to comply with any request to modify the information pertaining to the LLC except that the Company shall have no obligation to modify any information if so doing would cause the prospectus to contain an untrue statement of fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in light of the circumstances under which they were made) not misleading.;

c.	furnish to the LLC that number of copies of the registration statement, each amendment and supplement thereto, the prospectus included in the registration statement (including each preliminary prospectus), and the other documents as the LLC may reasonably request to cause the disposition of the Registrable Shares;

d.	use commercially reasonable efforts to register or qualify the Registrable Shares under the other securities or blue sky laws of the jurisdictions as the LLC reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to consummate the disposition in those jurisdictions of the Registrable Shares owned by the LLC (except that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any jurisdiction, or (iii) consent to general service of process in any jurisdiction);

e.	notify the LLC, at any time when a prospectus relating to any Registrable Shares is required to be delivered under the Securities Act of 1933 (the “Securities Act”), upon discovery that, or upon the discovery of the happening of any event as a result of which, the prospectus included in the registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made, and, at the request of the LLC , the Company will prepare and furnish to the LLC a reasonable number of copies of a supplement or amendment to the prospectus so that, as thereafter delivered to the purchasers of the Registrable Shares, the prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading in the light of the circumstances under which they were made; provided, however, that at any time, upon written notice to the LLC and until the LLC receives copies of the supplemented or amended prospectus, this period not to exceed 60 days (the “Suspension Period”), the Company may suspend the use or effectiveness of any registration statement (and the LLC agrees not to offer or sell any Registrable Shares pursuant to the registration statement during the Suspension Period) if the Company reasonably believes that there is or may be in existence material nonpublic information or events involving the Company, the failure of which to be disclosed in the prospectus included in the registration statement could constitute a material misstatement or omission. If the Company exercises its right to delay or suspend the use or effectiveness of a registration hereunder, the time during which the registration statement is to remain effective shall be extended by a period equal to the duration of the Suspension Period. The Company may extend the Suspension Period for an additional consecutive 60 days with the consent of the LLC, which shall not be unreasonably withheld. If so directed by the Company, the LLC shall (i) not offer to sell any Registrable Shares pursuant to the registration statement during the period in which the delay or suspension is in effect after receiving notice of the delay or suspension and (ii) use commercially reasonable efforts to deliver to the Company (at the Company’s expense) all copies, other than permanent file copies then in the LLC’ possession, of the prospectus relating to the Registrable Shares current at the time of receipt of the notice;

f.	use commercially reasonable efforts to cause all the Registrable Shares to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on a securities exchange and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to the Registrable Shares with the Financial Industry Regulatory Authority (“FINRA”);

g.	enter into customary agreements (including underwriting agreements in customary form) and take all other actions as the LLC or the underwriters, if any, reasonably request to expedite or facilitate the disposition of the Registrable Shares except that the board of the Company shall select, any underwriter for any underwritten offering subject to the approval of the LLC which will not be unreasonably withheld;

h.	make available for inspection by the a representative of the LLC (the “LLC’s Representative”), any underwriter participating in any disposition pursuant to the registration statement, and one counsel retained by the LLC’s Representative or any underwriter, all financial and other records, pertinent corporate and business documents and properties of the Company as shall be necessary to enable them to exercise their due diligence responsibility, and cause the Company’s officers, directors, employees, agents, representatives, and independent accountants to supply all the information reasonably requested by the LLC or any underwriter, attorney, accountant, or agent in connection with the registration statement;

i.	otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Securities and Exchange Commission, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, beginning with the first day of the Company’s first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

j.	use commercially reasonable efforts to cause the Registrable Shares covered by the registration statement to be registered with or approved by other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of the Registrable Shares;

k.	use commercially reasonable efforts to obtain an opinion from the Company’s outside counsel in customary form and covering matters of the type customarily covered by such opinions, which opinion shall be addressed to the underwriters and the LLC;

l.	cooperate with the LLC and each underwriter or agent participating in the disposition of the Registrable Shares and their respective counsel in connection with any filings required to be made with the FINRA; and

A2. Obligations of the LLC. The LLC agrees to: (i) promptly furnish in writing to the Company information regarding the distribution of the Registrable Shares as the Company may from time to time reasonably request, (ii) provide other information as may be legally required in connection with the registration, and (iii) take such other actions as reasonably necessary under the circumstances. The LLC will, upon receiving notice under section A1e to forthwith discontinue disposition of Registrable Shares until it receives copies of the supplemented or amended prospectus.

A3. Registration Expenses. All expenses incident to the filing of the registration statement and to the Company’s performance of or compliance with this Agreement (all these expenses being herein called “Registration Expenses”) shall be borne or paid by the Company, including, without limitation, all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians, fees and disbursements of counsel for the Company, and all independent certified public accountants, and other persons retained by the Company except for the underwriters (except to the extent that any registered shares are being sold for the account of the Company), including, without limitation, the Company’s internal expenses (e.g., salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit or quarterly review, the expense of any liability insurance, and the expenses and fees for listing the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed or, if none are so listed, on a securities exchange. The Company shall not be responsible for any discounts, commissions, transfer taxes or other fees or expenses incurred by the LLC or underwriters in connection with the sale of the Registrable Shares.

A4. Holdback Agreements.

a)	The LLC agrees, and agrees to require its members, not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities of the Company, or any securities, options, or rights convertible into or exchangeable or exercisable for such securities, during the Applicable Period (except as part of the underwritten registration), unless any underwriters managing a registered, underwritten public offering otherwise agree. If requested by the Company, the LLC agrees to execute customary lock-up agreements with the managing underwriter(s) of an underwritten offering with a duration not to exceed the Applicable Period in the form as reasonably agreed to by the LLC. The “Applicable Period” shall begin seven days before and continue for 180 days following the effective date of the registration statement for the initial public offering of the Company’s equity securities and shall begin seven days before and continue for 90 days following the effective date of the registration statement for any other underwritten public offering of the Company’s equity securities.

b)	The Company agrees not to effect any public sale or distribution of its equity securities, or any securities convertible into or exchangeable or exercisable for such securities, during the Applicable Period (except as part of the underwritten registration or pursuant to registrations on Form S-4 or S-8 or any successor form), unless any underwriters managing the registered, underwritten public offering otherwise agree.

A5. Indemnification.

a)	The Company agrees to indemnify and hold harmless, to the full extent permitted by law, the LLC and its officers, directors, and members and each person who controls the LLC (within the meaning of the Securities Act) against any and all losses, claims, damages, liabilities, joint or several, together with reasonable costs and expenses (including reasonable attorney’s fees), to which the indemnified party may become subject under the Securities Act or otherwise, insofar as the losses, claims, damages, or liabilities (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of, are based upon, are caused by, or result from (i) any untrue or alleged untrue statement of material fact contained (A) in any registration statement, prospectus, or preliminary prospectus or any amendment thereof or supplement thereto covered by these Registration Procedures, or (B) in any application or other document or communication (in this Section 6 collectively called an “application”) executed by or on behalf of the Company or based upon written information furnished by or on behalf of the Company filed in any jurisdiction in order to qualify any securities covered by the registration statement under the “blue sky” or securities laws thereof, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will reimburse the LLC and each director, officer, member, and controlling person for any legal or any other expenses incurred by them in connection with investigating or defending any such loss, claim, liability, action, or proceeding; provided, however, that the Company shall not be liable in any case to the extent that any loss, claim, damage, liability (or action or proceeding in respect thereof), or expense arises out of, is based upon, is caused by, or results from an untrue statement or alleged untrue statement, or omission or alleged omission, made in the registration statement, any prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon, and in conformity with, written information prepared and furnished to the Company by the LLC or other indemnified party expressly for use therein or by the LLC’s failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished the LLC with a sufficient number of copies of the same.

b)	In connection with any registration statement in which the LLC are participating, the LLC will furnish to the Company in writing the information and affidavits as the Company reasonably requests for use in connection with any the registration statement or prospectus and, to the full extent permitted by law, will indemnify and hold harmless the Company, and its directors, officers, members, agents, and employees and each other person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, joint or several, together with reasonable costs and expenses (including reasonable attorney’s fees), to which the indemnified party may become subject under the Securities Act or otherwise, insofar as the losses, claims, damages, or liabilities (or actions or proceedings, whether commenced or threatened) arise out of, are based upon, are caused by, or result from (i) any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or in any application, or (ii) any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that the untrue statement or omission is made in the registration statement, any prospectus or preliminary prospectus or any amendment or supplement thereto, or in any application, in reliance upon and in conformity with written information prepared and furnished to the Company by the LLC expressly for use therein.

c)	Any person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s right to indemnification hereunder to the extent the failure has not prejudiced the indemnifying party), and (ii) unless in the indemnified party’s reasonable judgment a conflict of interest between the indemnified and indemnifying parties may exist with respect to the claim, permit the indemnifying party to assume the defense of the claim with counsel reasonably satisfactory to the indemnified party. If the defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but consent will not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by the indemnifying party with respect to the claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between the indemnified party and any other of the indemnified parties with respect to the claim.

d)	The indemnifying party shall not, except with the approval of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to the claim or litigation without any payment or consideration provided by the indemnified party.

e)	If the indemnification provided for in this Section A5 is unavailable to, or is insufficient to hold harmless, an indemnified party under the provisions above in respect to any losses, claims, damages, or liabilities referred to therein, then each indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of the losses, claims, damages, or liabilities in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of the LLC on the other hand in connection with the registration statement in connection with the statement or omissions which resulted in the losses, claims, damages, or liabilities, as well as any other relevant equitable considerations. The relative fault of the Company on the one hand and of the LLC on the other hand shall be determined by reference to, among other things, whether the untrue or alleged omission to state a material fact relates to information supplied by or relating to the Company or whether it relates to information supplied by or relating to the LLC and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent the statement or omission.

f)	The Company and the LLC agree that it would not be just and equitable if contribution pursuant to this Section A5 were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an indemnified party shall include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by the indemnified party in connection with investigating or defending any action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of fraudulent misrepresentation.

g)	The indemnification and contribution provided for under this Section A5 is in addition to any other rights to indemnification or contribution which any indemnified party may have pursuant to law or contract and will remain in full force and effect regardless of any investigation made or omitted by or on behalf of the indemnified party or any officer, director, employee or controlling person of the indemnified party and will survive the transfer of securities.